Exhibit 10.3

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (this “Agreement”), is entered into as of [•], 2014 (the “Effective Date”) between Symmetry Medical Inc., a Delaware corporation (the “Company”), and Racecar SpinCo, Inc., a Delaware corporation (“SpinCo”). Company and SpinCo are referred to herein collectively as the “Parties,” and each individually as a “Party”.

WHEREAS, the Parties have entered into that certain Separation Agreement, dated as of August 4, 2014 (the “Separation Agreement”);

WHEREAS, pursuant to the terms of the Separation Agreement, the Parties have effected a separation of the OEM Solutions Business, which remains with the Company, and the Symmetry Surgical Business, which has been conveyed to and vested in SpinCo (the “Separation”);

WHEREAS, the Parties desire to enter into this Agreement in order to provide for a continued supply of Products following the Separation, continuing on substantively similar terms and conditions that presently exist, and as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	DEFINITIONS. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Separation Agreement. As used throughout this Agreement, each of the following terms shall have the respective meaning set forth below:

a.	“Actual Order” has the meaning set forth in Section 4(b).

b.	“Agreement” has the meaning set forth in the Preamble.

c.	“Bankruptcy Code” has the meaning set forth in Section 6(b).

d.	“Bankruptcy Laws” has the meaning set forth in Section 6(b).

e.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

f.	“Company Product” shall mean those Products listed on Schedule A to this Agreement, manufactured and packaged in accordance with the Specifications, along with any Improvements thereto, and supplied to SpinCo by Company. Company Products may be added or removed from Schedule A by prior written agreement between the Parties.

g.	“Corrective Action” shall mean any Recall, field alert, product withdrawal, or other field or similar action relating to a Product (or any finished product containing or contained in such Product).

h.	“Damages” has the meaning set forth in Section 14(a).

i.	“Defective Product” has the meaning set forth in Section 8(a).

j.	“Effective Date” has the meaning set forth in the Preamble.

k.	“Excise Tax” has the meaning set forth in Section 7(b)(i).

l.	“Expected Order” has the meaning set forth in Section 4(a).

m.	“Failure to Supply” has the meaning set forth in Section 10(b).

n.	“Firm Order” has the meaning set forth in Section 4(a).

o.	“Force Majeure Event” has the meaning set forth in Section 10(a).

p.	“Forecast” has the meaning set forth in Section 4(a).

q.	“Governmental Authority” shall mean any governmental department, commission, board, bureau, agency, court or other instrumentality having any jurisdiction over the manufacturing, use, marketing, sale or distribution of the Products.

r.	“Improvement” shall mean any change, improvement, modification or development to the Products, the Specifications, the Raw Materials or the method or process of manufacture or production of the Products.

s.	“Indemnity Claim” shall mean either a Receiving Party Claim or a Supplying Party Claim, as the context requires.

t.	“Intellectual Property” shall mean the intellectual property, trade secrets, know-how, technology and information, whether or not protected by patents, that are required in order to make any Product.

u.	“Latent Defect” has the meaning set forth in Section 8(a).

v.	“Party” and “Parties” has the meaning set forth in the Preamble.

w.	“Products” shall mean Company Products and SpinCo Products collectively.

x.	“Raw Materials” shall mean the materials, components, and packaging required to manufacture and package the Products in accordance with the Specifications.

y.	“Recall” shall mean a removal, safety alert, or other field correction, whether ordered by a Governmental Authority or initiated by a Party, of a Product that a Governmental Authority would consider to be in violation of the laws it administers and against which a Governmental Authority would initiate legal action or which the Company or SpinCo, respectively believes does not conform to Product Specifications in such a manner that it could pose a risk to human health or safety.

z.	“Receiving Party” shall mean the party receiving Products hereunder from the Supplying Party. Either Party may be the Receiving Party, as the context requires.

aa.	“Receiving Party Claim” has the meaning set forth in Section 14(d).

bb.	“RMA” has the meaning set forth in Section 8(b).

cc.	“Separation” has the meaning set forth in the Recitals.

dd.	“Separation Agreement” has the meaning set forth in the Recitals.

ee.	“Specifications” shall mean the specifications for the design, composition, product safety assurance, manufacture, packaging, shipping and/or quality control of the Products, as set forth in the Quality Agreement.[1]

ff.	“SpinCo” has the meaning set forth in the Preamble.

gg.	“SpinCo Product” shall mean those Products listed on Schedule B to this Agreement, manufactured and packaged in accordance with the Specifications, along with any Improvements thereto, and supplied to Company by SpinCo. SpinCo Products may be added or removed from Schedule B by prior written agreement between the Parties.

hh.	“Supplying Party Claim” has the meaning set forth in Section 14(c).

ii.	“Transfer Taxes” has the meaning set forth in Section 7(b)(i).

jj.	“Term” has the meaning set forth in Section 5.

kk.	“Supplying Party” shall mean the party supplying Products hereunder to the Receiving Party. Either Party may be the Supplying Party, as the context requires.

ll.	“VAT” shall mean value added tax imposed in any member state of the European Union pursuant to Council Directive (EC) 2006/112 on the common system of value added tax and national legislation implementing that Directive or any predecessor to it, or supplemental to that Directive, or any similar tax which may be substituted for or levied in addition to it or any value added, sale turnover or similar tax imposed in a country which is not a member of the European Union.

mm.	“Withholding Taxes” has the meaning set forth in Section 7(b)(ii).

2.	SUPPLY OF PRODUCT. Commencing on the Effective Date and continuing through the Term, the Parties shall supply each other with those quantities of Products as ordered by each respectively pursuant to this Agreement, subject to the ordering procedures set forth in Section 4 below. Each Product sold hereunder will conform to the Specifications for such Product.

1 Prior to the Closing, the Company will provide Parent with such access to the Product specifications as Parent may reasonably request or as may otherwise be reasonably required to comply with the Quality Agreement.

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3.	PRICES FOR PRODUCT

a.	Prices. The Prices for each Product shall be (i) for the first two (2) years of the term of this Agreement, equal to the transfer prices, as set forth on Schedule A (under the heading “Current OEM Avg Selling Price to Symm Surg”) and Schedule B respectively and (ii) for the final three (3) years of the term of this Agreement, as set forth on Schedule A (under the heading “Revised OEM Selling Price (Cost + 25%)”). Prices include delivery costs; the Supplying Party shall ship the Product via the means necessary to ensure product is delivered by the delivery date set forth in the Purchase Order.

b.	Payment Terms. Payment terms on all invoices shall be forth five (45) days of receipt of the invoice related to any shipment of Products and all payments shall be in U.S. Dollars and paid by wire or electronic transfer to the bank account(s) directed by the Supplying Party. Interest on overdue payments shall be charged from the due date at a rate of eight percent (8%) per annum. Invoices shall be issued after delivery of the Products.

c.	Increased Volume. To the extent that the monthly quantity of any Product purchased by either Party hereunder exceeds the average monthly inter-company purchases for the twelve (12) months prior to the Effective Date, and such increased volume directly results in cost efficiencies on the part of the Supplying Party which reduce the Supplying Party’s internal cost of manufacturing such Product, then the Supplying Party shall use commercially reasonable good faith efforts to pass one-half of such cost efficiencies on to the Receiving Party by reducing the Price of such Product to the reflect such reduction in internal costs.

4.	FORECASTS, PURCHASE ORDERS

a.	Forecasts. At the beginning of each calendar month during the term of this Agreement, each Party shall provide the other with a six (6) month delivery schedule of Products (a “Forecast”), where the first two (2) months of deliveries are firm (a “Firm Order”) and the following four (4) months represents the expected requirements (an “Expected Order”) for Product. Both Parties will work in good faith to establish a vendor managed replenishment system for frequently ordered products and provide demand visibility of twelve (12) months as part of the initiative.

b.	Orders. The Supplying Party shall supply Product(s) pursuant to written purchase orders submitted by the Receiving Party identifying the quantity of Product(s) ordered, required delivery date(s) and any other terms proposed. The Supplying Party shall accept the purchase order(s) consistent with Firm Orders or, with respect to any other purchase orders, accept such purchaser order or propose alternative terms within three (3) days of receipt of the purchase order(s).

c.	No Minimum Orders. Nothing in this Agreement shall be construed as requiring the Receiving Party to place Firm Orders in any minimum quantity or to purchase all of its requirements from the Supplying Party, nor shall the Supplying Party be deemed the exclusive supplier to the Receiving Party with respect to any Product.

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5.	TERM. The term of this Agreement (the “Term”) shall commence on the Effective Date and remain in effect for a period of five (5) years, unless sooner terminated as expressly provided under the terms of this Agreement.

6.	TERMINATION

a.	Termination for Breach. Notwithstanding anything to the contrary herein, either party may terminate this Agreement by giving written notice of its intent to terminate and stating the grounds therefor if the other party shall materially breach or materially fail in the observance or performance of any representation, warranty, guarantee, covenant or obligation under this Agreement. The party receiving the notice shall have thirty (30) days from the date of receipt thereof to cure the breach or failure. In the event such breach or failure is cured, the notice shall be of no effect. If the breach or failure is not cured then termination is effective on the thirty-first (31st) day after notice of the breach or failure is given.

b.	Termination for Insolvency, Etc. This Agreement may be terminated upon fifteen (15) days written notice by either Party to the other: (i) in the event that the other Party shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (B) make a general assignment for the benefit of its creditors, (C) commence a voluntary case under the United States Bankruptcy Code (the “Bankruptcy Code”), as now or hereafter in effect, (D) file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts (the “Bankruptcy Laws”), (E) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (F) take any corporate action for the purpose of effecting any of the foregoing; or (ii) if a proceeding or case shall be commenced against the other Party in any court of competent jurisdiction, seeking (A) their liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator or the like of the Party or of all or any substantial part of their assets, or (C) similar relief under any Bankruptcy Laws, or an order, judgment or decree approving any of the foregoing shall be entered and continue unstayed for a period of sixty (60) days; or an order for relief against the other party hereto shall be entered in an involuntary case under the Bankruptcy Code.

c.	Effect of Termination. Termination or expiration of this Agreement for any reason shall not release either party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either party hereto which is expressly stated elsewhere in this Agreement to survive such termination. In the case of a termination under Section 6(a) above, the non-defaulting Party may pursue any remedy available in law or in equity with respect to such breach, subject to the terms hereof regarding dispute resolution.

7.	DELIVERY; INVENTORY.

a.	Delivery. All charges for packing, hauling, storage, bar coding, and transportation to point of delivery of Products are included in the Price unless otherwise agreed to by the Parties. Point of delivery is the Supplying Party’s shipping dock. All shipments must be accompanied by a packing slip which describes the Products, states the purchase order number and shows the shipment’s destination. The Supplying Party agrees to promptly forward the original bill of lading or other shipping receipt for each shipment in accordance with the Receiving Party’s instructions. The Supplying Party further agrees to promptly render, after delivery of the Products, correct and complete invoices to the Receiving Party.

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b.	Taxes. (i) The Receiving Party shall be responsible for the payment of all applicable sales, VAT (including any amounts in respect of VAT), value added, ad valorem, use, stamp, transfer, recording, documentary, filing and any and all similar, taxes or governmental fees (“Transfer Taxes”). Excise Taxes (including any excise tax imposed on the sale of certain medical devices under Section 4191 of the Code) shall be borne by the party legally required to pay such tax pursuant to the Code (“Excise Taxes”).

(ii) Each payment made by the Receiving Party under this Agreement shall be made without withholding or deduction for Taxes, unless such withholding or deduction is required by law.

(iii) Each Party shall provide the other Party with proper evidence of the remittance of Transfer Taxes, Excise Taxes or Withholding Taxes, as the case may be, to the appropriate taxing authority. The Parties shall reasonably cooperate to timely file or cause to be filed all necessary documents (including all tax returns) with respect to Transfer Taxes or Withholding Taxes. The Parties will cooperate fully with each other and take all commercially reasonable steps to legitimately obtain a reduction or elimination of, or credit for, any Transfer Taxes, Excise Taxes or Withholding Taxes, to the extent permitted by the Code, or other applicable Law, arising in connection with the transactions contemplated by this Agreement.

c.	Shipment. The title and risk of loss with respect to any Product shall remain with the Supplying Party until such Product is delivered to the Supplying Party’s shipping dock, at which point it shall shift to the Receiving Party. The Supplying Party will pack all Product ordered hereunder in a manner suitable for shipment and sufficient to enable the Product to withstand the effects of shipping, including handling during loading and unloading. The cost of delivery of Products is not included in the Price and will be added to the invoice for each shipment unless the Receiving Party pays the shipper directly for shipment through use of its shipper number or otherwise.

d.	Delivery Dates. Any Products delivered prior to the date designated in the Purchase Order (the “Delivery Date”) may be returned to Supplying Party by Receiving Party at Supplying Party’s expense and re-shipped at Supplying Party’s expense on the correct Delivery Date. Should Supplying Party fail to deliver any Products on the Delivery Date then Receiving Party may, at its option, cancel a portion or all of the Purchase Order, with no liability to Supplying Party.

8.	INSPECTION AND RETURNS

a.	Inspections. Receiving Party shall inspect the Products within sixty (60) days of receipt and, within that time shall notify the Supplying Party of any nonconformity with any Products.

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b.	Returns of Defective Products. Returns of Products are only accepted in the event the Products are not in substantial compliance with Specifications as set forth in the Quality Agreement (a “Defective Product”). Failure of the Receiving Party to provide written notice of an alleged Defective Product that is evident upon examination within sixty (60) days of receipt of the Product shall constitute acceptance of the Products, except to the extent any such defect is not evident upon examination (a “Latent Defect”). The Receiving Party shall notify the Supplying Party of any Latent Defects within fifteen (15) business days of discovery thereof.

c.	Resolution. If the Receiving Party provides notice of Defective Products in accordance with Section 8(a), then the Supplying Party shall communicate with the Receiving Party to attempt resolution without the need to return the Defective Products. If the foregoing discussions do not resolve the matter then the Supplying Party shall provide the Receiving Party with a Returned Material Authorization (“RMA”) number which must be used to return the Defective Products to the Supplying Party for evaluation. Upon receipt of the Defective Products, the Supplying Party shall, within thirty (30) days of receipt, evaluate them to determine if they do not conform to the Specifications. In the event the Supplying Party concurs that the Defective Products are out of conformance with the Specifications then the Supplying Party shall, at Receiving Party’s option, shall either: i) promptly repair the Defective Products so that they are no longer Defective Products, or ii) replace the Defective Products with non-Defective Products (provided that the Receiving Party shall pay for such repaired or replaced Product in full in accordance with the terms of this Agreement, with such payment not resulting in a payment by the Receiving Party in excess of the Price of the Defective Products) or (iii) refund the price paid for the Defective Products. If the Parties determine that the allegedly Defective Products conform to the Specifications, the Supplying Party will return the Products to the Receiving Party at the Receiving Party’s expense. The foregoing shall be in addition to any rights to Damages that Receiving Party may recover from the Supplying Party as a result of its delivery of the Defective Products.

9.	CORRECTIVE ACTIONS.

a.	Reporting. Unless otherwise set forth in the Quality Agreement, the Receiving Party shall be solely responsible in accordance with applicable Laws for the reporting to the relevant Governmental Authority of any complaints or Corrective Action relating to any Product which arise for any reason. Each Party shall promptly inform the other Party of any notification or other information affecting the marketability, safety, or effectiveness of a Product.

b.	Administration of Corrective Actions. If the Receiving Party or any Governmental Authority deems that a Corrective Action is warranted, the strategy in respect of such Corrective Action shall be developed by the Receiving Party and such Corrective Action shall be implemented and administered by the Receiving Party in a manner which is appropriate and reasonable under the circumstances and in conformity with accepted trade practices and applicable Laws. The Supplying Party shall reasonably cooperate with any such Corrective Action. The Receiving Party shall be responsible for any customer communications it deems necessary with regard to customer complaints (at its own expense) and shall promptly provide a written copy of any such communications to the Supplying Party; provided, that the Receiving Party shall not make any such communication that references or identifies the Supplying Party without the prior written consent of the Supplying Party (which consent may be given or withheld in the Supplying Party’s sole discretion) unless such information is required to be disclosed by the relevant Governmental Authority.

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c.	Costs of Corrective Actions. In the event of any Corrective Action, the cause or basis of which is attributable to a Product being out of compliance with the Specifications, then the Supplying Party shall reimburse the Receiving Party for the reasonable internal and external costs incurred by the Receiving Party in undertaking such Corrective Action, to the extent such costs are attributable to being out of compliance with the Specifications. The costs of all other Corrective Actions shall be borne by the Receiving Party. For the avoidance of doubt, the obligations in this section are subject to the limitations on liability set forth in Section 14(e).

10.	FAILURE TO SUPPLY; FORCE MAJEURE

a.	Force Majeure Events. If either Party is prevented from performing any of its obligations hereunder due to any cause which is beyond the non-performing Party’s reasonable control, including fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; war or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carriers (a “Force Majeure Event”), such non-performing party shall not be liable for breach of this Agreement with respect to such non-performance to the extent any such non-performance is due to a Force Majeure Event. Such non-performance will be excused for thirty days, or as long as such event shall be continuing (whichever occurs sooner), provided that the non-performing party shall give prompt written notice to the other party of any Force Majeure Event. Such non-performing party shall exercise all reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable. During the term of any Force Majeure Event the Supplying Party shall provide reasonable assistance, including but not limited to providing licenses, transfer of tooling, or other actions designed to assist the Receiving Party in covering its needs for Products from third parties.

b.	Failure to Supply. Notwithstanding the provisions of this Section, in the event that the Supplying Party shall be unable or unwilling or shall fail to supply any Product in such quantities as the Receiving Party shall request and in compliance with the delivery periods set forth in its purchase Orders (whether due to the occurrence of a Force Majeure Event or otherwise (a “Failure to Supply”), then the Receiving Party shall be permitted (with no obligation or liability to the Supplying Party) to obtain similar Product from another supplier and the Supplying Party shall provide such cooperation, assistance and licenses as are reasonably necessary to assist the Receiving Party in obtaining Products from a third party.

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11.	REPRESENTATIONS AND WARRANTIES

a.	Warranties. The Supplying Party warrants to the Receiving Party that the Products (i) shall be manufactured in compliance with all applicable Laws, rules and regulations, (ii) shall meet the Specifications at the time of delivery hereunder, and (iii) shall be free from material defects in material and workmanship, for a period of one (1) year from receipt of Product by the Receiving Party’s customers, as evidenced by the Receiving Party’s written records; (iv) prior to delivery to the Receiving Party no repairs have been attempted or parts replaced by any third party not authorized by Supplier to perform such repair, and that the Product serial number, date stamp or other identifications or marks (if applicable) have not been removed or defaced. Warranty claims shall not apply to damaged Product to the extent such damage is caused in whole or in part by: (A) use, shipping, handling, installation, operation, maintenance, or storage that is not in accordance with the Supplying Party’s instructions or that constitutes improper treatment; (B) repair, alteration, or modifications performed by any party other than the Supplying Party; (C) use of the Product in any manner or procedure other than those for which it is labeled; or (D) use of the Product by any person other than trained medical personnel. The foregoing warranties apply to all Products supplied between the parties, including those supplied prior to the Effective Date.

b.	Compliant Use. The Receiving Party represents and warrants to the Supplying Party that it shall only sell and use the Products in compliance with all applicable rules and regulations, including relating to design approvals and performance testing requirements in connection with any modifications to the current Product specifications approved by the Receiving Party. The Receiving Party shall return to the Supplying Party and shall not sell or use any Product that it knows to be defective or out of Specification.

12.	INTELLECTUAL PROPERTY. Nothing in this Agreement shall be construed as abridging or otherwise modifying either Party's rights, obligations and remedies set forth in the Separation Agreement or the Shared IP Cross License Agreement.

a.	During the Term, the Receiving Party hereby grants to the Supplying Party a non-exclusive, royalty-free, worldwide, non-transferable, non-sublicensable license under the Intellectual Property owned by such Receiving Party and relating to Products purchased by such Receiving Party under this Agreement in each case solely to for the Supplying Party to perform its obligations under this Agreement. Each Party acknowledges and agrees that, except as expressly set forth in the Agreement, no rights or licenses, express, implied or otherwise, are granted to either Party by the other Party under this Agreement

b.	Each Party in its capacity as a Receiving Party acknowledges and agrees that:

i.	any and all of Supplying Party's Intellectual Property rights are the sole and exclusive property of the Supplying Party or its licensors;

ii.	under this Agreement, the Receiving Party shall not acquire any ownership interest in any of the Supplying Party's Intellectual Property; and

iii.	any goodwill derived from the use by the Receiving Party of the Supplying Party's Intellectual Property rights inures to the benefit of the Supplying Party or its licensors, as the case may be.

c.	Each Party as the Supplying Party hereby represents and warrants that:

i.	it owns or has all legal rights and interest necessary to supply the Products covered by this Agreement; and

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ii.	to its knowledge, the manufacture, intended use and sale of the Products in accordance with the terms of this Agreement does not and will not infringe the rights of any third party under any Intellectual Property;

13.	COMPLIANCE. Each Party agrees to comply with the applicable provisions of any Federal or state law and all executive orders, rules and regulations issued thereunder, whether now or hereafter in force, including but not limited to: Executive Order 11246, as amended, Chapter 60 of Title 41 of the Code of Federal Regulations, as amended, prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex or national origin; Section 60-741.1 of Chapter 60 of 41 Code of Federal Regulations, as amended, prohibiting discrimination against any employee or applicant for employment because of physical or mental handicap; Section 60.250.4 of Chapter 60 of 41 Code of Federal Regulations, as amended, providing for the employment of disabled veterans and veterans of the Vietnam era; Chapter 1 of Title 48 of the Code of Federal Regulations, as Amended, Federal Acquisition Regulations; Sections 6, 7 and 12 of the Fair Labor Standards Act, as amended, and the regulations and orders of the United States Department of Labor promulgated in connection therewith; and any provisions, representations or agreements required thereby to be included in this Agreement are hereby incorporated by reference. If any Product is ordered by the Receiving Party under U.S. federal government contracts, the Supplying Party agrees that all applicable federal statutes and regulations applying to the Receiving Party as a contractor or higher-tier subcontractor are accepted and binding upon the Supplying Party insofar as the Supplying Party may be deemed a subcontractor; provided, however, that the Receiving Party shall provide to the Supplying Party a list of all Federal Acquisition Regulation contract clauses that flow through to the Supplying Party under the relevant government contract. Receiving Party may enter onto and perform Quality Audits (as defined in the Quality Agreement) for the Supplying Party’s facility relative to the production or provision of the Products it has ordered hereunder, during regular business hours and on no less than three (3) business days’ notice.

14.	INDEMNIFICATION

a.	Indemnification by the Supplying Party. The Supplying Party shall indemnify and hold harmless the Receiving Party and its Affiliates from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses including reasonable attorneys’ fees (collectively “Damages”) sustained, suffered or incurred by the Receiving Party or its Affiliates, arising from or by reason of (i) the gross negligence or willful misconduct of the Supplying party or (ii) the breach by the Supplying Party of this Agreement or any warranty, representation, covenant or agreement made by the Supplying Party in this Agreement or any claim that any Product purchased from the Supplying Party hereunder or the use or sale thereof infringes any Intellectual Property of any third party, was defective or was manufactured or designed negligently; provided, that the Supplying Party shall not be liable for Damages resulting from: (A) any product liability or personal injury claims by third parties arising from the sale, distribution or use of any Product which meets the Specifications, was not designed or manufactured negligently, is not otherwise defective and does not arise from the Supplying Party’s gross negligence or willful misconduct, (B) use of the Products in combination with any products, materials or equipment supplied to the Receiving Party by a Person other than the Supplying Party or its authorized representatives, or (C) any modifications or changes made to the Products by or on behalf of any person other than the Supplying Party or its representatives.

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b.	Indemnification by the Receiving Party. The Receiving Party shall indemnify and hold harmless the Supplying Party and its Affiliates from and against any and all Damages sustained, suffered or incurred by the Supplying Party or its Affiliates arising from or by reason of (i) any modifications or changes made to the Products by or on behalf of any person other than the Supplying Party or its representatives, (ii) the gross negligence or willful misconduct of the Receiving Party and (iii) the breach by the Receiving Party of any warranty, representation, covenant or agreement made by the Receiving Party in this Agreement;

c.	Claims by the Supplying Party. The Supplying Party agrees to give the Receiving Party prompt written notice of any matter upon which the Supplying Party intends to base a claim for indemnification (a “Supplying Party Claim”) under this article. The Receiving Party shall have the right to participate jointly with the Supplying Party in the Receiving Party’s defense, settlement or other disposition of any Supplying Party Claim. With respect to any Supplying Party Claim relating solely to the payment of money damages and which could not result in the Supplying Party’s becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the Supplying Party in any manner, and as to which the Receiving Party shall have acknowledged in writing the obligation to indemnify the Supplying Party hereunder, the Receiving Party shall have the sole right to defend, settle or otherwise dispose of such Supplying Party Claim, on such terms as the Receiving Party, in its sole discretion, shall deem appropriate; provided that the Receiving Party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall obtain the written release of the Supplying Party from the Supplying Party Claim. The Receiving Party shall obtain the written consent of the Supplying Party prior to ceasing to defend, settling or otherwise disposing of any Supplying Party Claim if as a result thereof the Supplying Party would become subject to injunctive or other equitable relief or the business of the Supplying Party would be adversely affected in any manner.

d.	Claims by the Receiving Party. The Receiving Party agrees to give the Supplying Party prompt written notice of any matter upon which the Receiving Party intends to base a claim for indemnification (a “Receiving Party Claim”) under this Article. The Supplying Party shall have the right to participate jointly with the Receiving Party in the Supplying Party’s defense, settlement or other disposition of any Receiving Party Claim. With respect to any Receiving Party Claim relating solely to the payment of money damages and which could not result in the Receiving Party’s becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the Receiving Party in any manner, and as to which the Supplying Party shall have acknowledged in writing the obligation to indemnify the Receiving Party hereunder, the Supplying Party shall have the sole right to defend, settle or otherwise dispose of such Receiving Party Claim, on such terms as the Supplying Party, in its sole discretion, shall deem appropriate; provided that the Supplying Party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall obtain the written release of the Receiving Party from the Receiving Party Claim. The Supplying Party shall obtain the written consent of the Receiving Party prior to ceasing to defend, settling or otherwise disposing of any Receiving Party Claim if as a result thereof the Receiving Party would become subject to injunctive or other equitable relief or the business of the Receiving Party would be adversely affected in any manner.

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e.	Limitations on Liability. Notwithstanding any provisions of this Agreement to the contrary, under no circumstances will the Supplying Party’s liability to the Receiving Party under this Agreement, whether arising from tort (including any form of negligence, recklessness or strict liability), breach of contract or otherwise, exceed the total amounts actually paid by the Receiving Party to the Supplying Party in respect of the applicable Product. Under no circumstances shall either Party be liable for punitive, exemplary or incidental damages, including but not limited to loss of reputation, or any speculative damages.

15.	MISCELLANEOUS

a.	Dispute Resolution. Any disputes hereunder, including but not limited to claims for breach or efforts to enforce this Agreement or any provision hereof shall be resolved pursuant to the dispute resolution provisions of Article IX of the Separation Agreement.

b.	Confidentiality. The Confidentiality provisions of Article VIIII of the Shared IP Cross License Agreement shall apply to this Agreement and the Parties hereto with equal force and effect.

c.	Relationship of the Parties. The Parties are independent contractors, and nothing contained herein shall be construed to (i) give either party any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

d.	Entire Agreement. It is the mutual desire and intent of the parties to provide certainty as to their respective future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. No modification, change or amendment to this Agreement shall be effective unless in writing signed by each of the parties hereto.

e.	Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

f.	Notices. All notices and other communications hereunder shall be in writing. All notices hereunder of an Indemnity Claim, a Force Majeure Event, default or breach hereunder, or, if applicable, termination, or any other notice of any event or development material to this Agreement taken as a whole, shall be delivered personally, or sent by national overnight delivery service or postage pre-paid registered or certified U.S. mail, and shall be deemed given: when delivered, if by personal delivery or overnight delivery service or if so sent by U.S. mail, three (3) business days after deposit in the mail, and shall be addressed:

If to SpinCo:	3034 Owen Dr.
Antioch TN 30713
Attn: Chief Executive Officer
Copy to: General Counsel

If to Company:	Genstar Capital LLC
Four Embarcadero Center, Suite 1900
San Francisco, CA 94111
Attn: Rob S. Rutledge

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or to such other place as either party may designate by written notice to the other in accordance with the terms hereof.

g.	Failure to Exercise. The failure of either party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such party thereafter to enforce each such provision, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. Remedies provided herein are cumulative and not exclusive of any remedies provided at law.

h.	Assignment. This Agreement may not be assigned, whether voluntarily or involuntarily, directly or indirectly, by operation of law, or by a change of control or ownership, by either party without the prior written consent of the other, except that either Party may assign its rights and/or obligations hereunder to a third party who acquires substantially all of such Party’s assets, whether by direct purchase of assets, merger or purchase of the capital stock of such Party. Subject to the foregoing sentence, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything to the contrary contained in this Agreement, the Company may collaterally assign its rights and remedies under this Agreement to any of its financing sources (including the Financing Sources (as defined in the Merger Agreement)) without the consent of any other party.

i.	Severability. In the event that any one or more of the provisions (or any part thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, to the extent the economic benefits conferred by this Agreement to both parties remain substantially unimpaired, not affect the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

j.	Further Assurances. Upon reasonable request from either Party therefor, the other Party shall promptly provide to the requesting Party any product samples, manufacturing information and other information as is necessary for the requesting Party to complete or obtain U.S. or foreign registration (including reimbursement arrangements) or approval in any territory where the requesting Party is allowed to sell product or use technology.

k.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

l.	Conflicts. To the extent of any conflict or inconsistency between this Agreement and any purchase order, confirmation, acceptance, invoice or any similar document, the terms of this Agreement shall govern. In the event of a conflict or inconsistency between this Agreement and the Separation Agreement, the terms of the Separation Agreement shall control.

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m.	Expenses. Each party shall pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and the arrangements contemplated hereby.

n.	Survival. Sections 3(b), 6(c), 7(b), 8(b), 8(c), 9, 11, 14, and 15 and any other provision which, by its terms, should survive termination, shall survive the termination of this Agreement in accordance with the respective terms thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective representatives as of the day and year first above written.

SYMMETRY MEDICAL INC.

By:
Name: Thomas J. Sullivan
Title: President and Chief Executive Officer

RACECAR SPINCO, INC.

By:
Name: Thomas J. Sullivan
Title: President

[Signature page to Supply Agreement]